SPY® 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.spyoptic.com

SPY INC. ANNOUNCES SENIOR EXECUTIVE CHANGES

SPY Brand Happily Strengthens Support For Growth Strategy With New Leadership

CARLSBAD, Calif.—SPY® Inc. (OTCBB: XSPY), a leading eyewear company known for its patent-pending Happy Lens™ technology, today announced that Jim McGinty will assume the role of CFO, effective August 19, 2013. In addition, effective August 22, 2013, David Rane will join the Company's Board of Directors.

Throughout his career McGinty has honed his expertise in the retail sector, happily working with standouts and popular fashion purveyors Victoria's Secret, Structure, and Express, all functioning as divisions of Limited, Inc. Most recently, and for the last 13 years, McGinty stoked the fire at Hot Topic, Inc.—a publicly traded teen specialty retailer, where he served as Chief Financial Officer.

“Jim brings an incredible retail background and enthusiasm to the role of CFO, and I’m very happy to have him join our team for the next phase of our growth plan,” said Michael Marckx, president and CEO of SPY Inc. “We are excited at the opportunity to work alongside Jim as we execute on our long term vision of putting a Happy smile on the faces of people everywhere, bringing our youthful brand's essence to new customers worldwide.” Adding, “I am particularly appreciative of the ongoing support we have received from Michael Angel, our former CFO, who has been a key player in our turnaround story. He has been working diligently with me as interim CFO—since his resignation was announced in May 2013—to smooth the way for Jim’s appointment.”

Jim McGinty added, “What a thrilling time to join SPY with the company making such significant strides in the past several years. The brand is clearly well positioned to go to the next level and build upon the recent achievements, and I am energized by this opportunity and look forward to contributing to the unique culture and the financial success at SPY.”

Seth Hamot, SPY Inc. Chairman of the Board said: “The addition of David Rane and his invaluable experience to the Board of Directors is a great complement to the budding SPY brand. David brings a wealth of knowledge in branded consumer products and growth Companies.”

“It’s a truly exciting time at SPY with Michael, his team, and the Board doing a great job strengthening the SPY brand and growing the company,” commented Rane. “I am happy to join their team and help them continue to build on their success.”

Rane’s professional history spans 30 years in senior financial roles in the hard good and technology industries, as well as the investment management sector, all under publicly traded companies. Rane began his financial career with 15 years of experience as CPA for PricewaterhouseCoopers, servicing the firm’s national office for accounting and SEC reporting issues. At

Callaway Golf, Rane served as Executive Vice President and Chief Financial Officer during the period that the Company grew from $124 million in revenue to over $800 million in revenue.

From 2007 and immediately prior to joining SPY, Rane served on the Board of Directors and as Audit Committee Chairman of Telanetix, Inc., (TNIX) a publicly traded company, and currently consults on financial management and financing.

SPY Inc.:

We have a HAPPY disrespect for the usual way of looking (at life). This mindset helps drive us to design, market and distribute premium products for people who "live" to be outdoors, doing intense action sports, motorsports, snow sports, cycling and multi-sports–the things that make them HAPPY. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual, and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. It's what makes us HAPPY, and our customers, too. Our principal products–sunglasses, goggles and prescription frames–are happily marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and are subject to inherent risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," "hope," the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to the continuity of our management team, the viability of our brand, progress on our turnaround and recent trends, and the other risks identified from time to time in our annual report on Form 10-K, our quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

CONTACT:

SPY®

Maddy Isbell, PR Manager

760-804-8420

Fax: 760-804-8442

investor.spyoptic.com